Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This agreement (the “Agreement”) is made as of December 17, 2021, by and between Dakota Territory Resource Corp, a Nevada corporation (“Dakota”), JR Resources Corp., a Nevada corporation (“JR”), DGC Merger Sub I Corp., a Nevada corporation and a direct, wholly-owned Subsidiary of JR (“Merger Sub 1”), and DGC Merger Sub II LLC, a Nevada limited liability company and a direct, wholly-owned Subsidiary of JR (“Merger Sub 2”).

WHEREAS, Dakota and JR, among others, made and entered into an Agreement and Plan of Merger on May 13, 2021 and Dakota, JR, Merger Sub 1 and Merger Sub 2 entered into an Amended and Restated Agreement and Plan of Merger on September 10, 2021 (the “Merger Agreement”); and

WHEREAS, Dakota and JR desire to change the Outside Date (as such term is defined in the Merger Agreement) from December 31, 2021 to June 30, 2022;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and agreed is beneficial for both parties, the Parties agree as follows:

Section 1                    Amendment to Merger Agreement. The Merger Agreement is hereby amended, to be effective as of the date hereof, such that Subparagraph 8.1(b)(i) is amended and restated in its entirety as follows:

(i)       if the Mergers shall not have been consummated on or before June 30, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Mergers to be consummated by the Outside Date.

Section 2                    Reference to and Effect on the Merger Agreement.

(a)                Except as expressly set forth herein, this Agreement shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any party under the Merger Agreement, and shall not alter, modify or amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement. Capitalized terms used herein without definition have the same meanings as in the Merger Agreement.

(b)                This Agreement is incorporated by reference in, and forms an integral part of, the Merger Agreement. Upon execution of this Agreement, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Merger Agreement and hereby, and each reference to the Merger Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby.

(c)                The Merger Agreement shall remain in full force and effect, other than those provisions amended pursuant to Section 1 of this Agreement.

Section 3                    Miscellaneous.

(a)                Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(b)                Further Assurances. From and after the date of this Agreement, upon the reasonable request of either JR or Dakota, the respective parties shall execute and deliver such instruments, documents, or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(c)                Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d)                Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the provisions set forth in the Merger Agreement.

(e)                Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.

(f)                 Entire Agreement. This Agreement and the Merger Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DAKOTA TERRITORY RESOURCE CORP.

By:	“Jonathan Awde”
Jonathan Awde
Chief Executive Officer

DGC MERGER SUB I CORP.

By:	“Jonathan Awde”
Jonathan Awde
Authorized Signatory

DGC MERGER SUB II LLC

By:	“Jonathan Awde”
Jonathan Awde
Authorized Signatory

JR RESOURCES CORP.

By:	“Jonathan Awde”
Jonathan Awde
Chief Executive Officer

[Signature Page to Amendment]